Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made and entered into as of the 23rd day of June, 2014 (this “Consulting Agreement”) by and between PHILIP W. TOMLINSON, an individual resident of the State of Georgia (“Consultant”), and TOTAL SYSTEM SERVICES, INC., a corporation organized and existing under the laws of the State of Georgia (the “Company”).

WITNESSETH:

WHEREAS, Consultant has served as the Company’s Executive Chairman from July 31, 2014 to April 28, 2015 and as its Chief Executive Officer from January 1, 2004 to July 31, 2014 and prior to that date, in various other employment and management capacities with the Company;

WHEREAS, Consultant will be retiring from his position as a director of the Company on an as of yet undetermined future date (the “Retirement Date”); and

WHEREAS, it is the desire of the Company to provide for a smooth and orderly transition of its executive leadership and to avail itself of the knowledge and experience of Consultant in selected areas where his advice, counsel and efforts can assist in such transition and support the Company’s business development activities by working to maintain client relationships and performing such other services as may be reasonably requested of Consultant by the Chief Executive Officer of the Company (the “CEO”) for a period of two years from and after the Retirement Date.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Consultant and the Company, intending to be legally bound, do hereby agree as follows:

SECTION I.

CONSULTING RELATIONSHIP

The Company hereby engages Consultant, and Consultant hereby accepts such engagement to perform such consulting and advisory services as may be requested from time to time by the CEO, including services related to business development, maintenance of client relationships, executive and board development and such other matters as may be requested by the CEO.

The CEO and Consultant will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. Consultant will control the means, methods, time, resources, and manner required to perform the consulting and advisory services requested from him. Consultant shall comply with all applicable laws, rules and regulations with regard to his performance of services and observe all reasonable policies and directives promulgated from time to time by the Company with respect to the consulting services to be rendered under this Consulting Agreement. Unless otherwise specifically agreed upon in writing, Consultant shall not have any authority to act as the Company’s agent for any purposes, and shall not have the authority to bind the Company or to otherwise incur any liability or obligation in the name or on behalf of the Company.

SECTION II.

TERM OF ENGAGEMENT

2.1 Consultant’s engagement under this Consulting Agreement shall commence as of the first day after the Retirement Date and shall end on the day immediately preceding the second (2nd) anniversary of the Retirement Date, unless terminated earlier in accordance with Section 2.2 or Section 2.3 (the “Consulting Term”).

2.2 The Company may terminate this Consulting Agreement immediately if (a) Consultant breaches any obligation under this Consulting Agreement, that Transition and Retirement Agreement by and between the Company and Consultant dated June 23, 2014 (the “Retirement Agreement”), that Restrictive Covenant Agreement by and between the Company and the Consultant dated June 23, 2014, the Release described in the Retirement Agreement or any other agreement with the Company or (b) Consultant becomes totally and permanently disabled. The term “totally and permanently disabled” shall mean the substantial physical or mental inability of Consultant to fulfill his duties under this Consulting Agreement as certified to in writing by two (2) competent physicians practicing in Columbus, Georgia, one of whom shall be selected by the Company’s Board of Directors and the other of whom shall be selected by Consultant or his duly appointed guardian or legal representative.

2.3 This Consulting Agreement shall terminate immediately upon Consultant’s death.

SECTION III.

COMPENSATION

3.1 In consideration of the consulting services to be rendered by Consultant hereunder, and in consideration of the covenants and agreements of Consultant herein contained, the Company hereby agrees to pay to Consultant a consulting fee at the rate of Five Hundred Thousand Dollars ($500,000.00) per year during the Consulting Term (the “Consulting Fee”). The Consulting Fee shall be paid in monthly installments on the last day of each month during the Consulting Term.

3.2 In addition, the Company also shall pay reasonable out of pocket business expenses, including travel and entertainment, of Consultant incurred in connection with the consulting services performed under this Consulting Agreement in accordance with the Company’s expense reimbursement policies; provided, such out of pocket expenses are documented and submitted to the Company in accordance with such policy.

3.3 Consultant acknowledges that he is an independent contractor for all purposes. Consultant agrees to treat all payments made to him hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self-employment taxes. Consultant shall not be entitled to any contributions or benefits that are provided to employees of the Company other than those benefits to which Consultant is entitled as a result of his previous employment with the Company notwithstanding any determination by any regulatory agency or court that Consultant is a common law employee of the Company, or any provision in any employee benefit plan to the contrary.

SECTION IV.

MISCELLANEOUS

4.1 Governing Law. This Consulting Agreement shall be governed by and interpreted under the laws of the State of Georgia without regard to its conflict or choice of law provisions.

4.2 Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses:

If to Consultant:

Philip W. Tomlinson

7498 Rolling Bend Road

Columbus, GA. 31904

If to the Company:

Total System Services, Inc.

Attn: General Counsel

One TSYS Way

Post Office Box 1755

Columbus, Georgia 31902

or to such other addresses as Consultant or the Company may designate by notice to the other parties hereto in the manner set forth in this Section 4.2.

4.3 Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.

4.4 Assignment. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder shall not be assignable in whole or in part by Consultant.

4.5 Counterparts. This Consulting Agreement may be executed in two or more counterparts (including electronically, such as by telefax or email), each of which, when executed, shall be deemed an original instrument.

IN WITNESS WHEREOF, the Company has caused this Consulting Agreement to be executed on its behalf and Consultant has hereunto set his hand and seal, as of the day and year first above written.

TOTAL SYSTEM SERVICES, INC.

By:	/s/G. Sanders Griffith, III

Name:	G. Sanders Griffith, III

Title:	Senior Executive Vice President, General Counsel and Secretary

CONSULTANT

/s/Philip W. Tomlinson
Philip W. Tomlinson

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